Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 1 to Schedule 13D with respect to the common stock of Gainsco, Inc. (including any future amendments thereto) and further agree that this Joint Filing Agreement may be included as an exhibit to such filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the dates indicated below.

Date: December 1, 2005	Robert W. Stallings
Robert W. Stallings

First Western Capital, LLC:

James R. Reis
By: James R. Reis, Manager

James R. Reis
James R. Reis

James R. Reis 1999 Revocable Living Trust:

James R. Reis
By: James R. Reis, Trustee